UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

February 3, 2011

Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Bellevue Way NE, Suite 400, Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officer.

On February 3, 2011, Brazil Gold Corp., a Nevada corporation (the “Company”), entered into an Executive Separation and Release of Claims Agreement with the Company's Chairman of the Board and Chief Executive Officer, Mr. Thomas Sawyer (the "Agreement"). Pursuant to the Agreement, Mr. Sawyer voluntarily resigned as an officer and director of the Company. Mr. Sawyer and the Company negotiated a settlement of Mr. Sawyer's outstanding invoices for consulting services rendered to the Company, which totaled $64,390.53, to a reduced amount of $50,000. The Agreement provides that the parties release each other for all claims that each party may have against the other.

The Agreement calls for a "revocation period", which allows Mr. Sawyer to revoke and cancel the Agreement during the 7-day period of time following the date on which he executed the Agreement, which was February 3, 2011.

Furthermore, the Agreement allows Mr. Sawyer to retain the options for 1 million shares of the Comapny's common stock, which will become fully vested on December 31, 2012. Any options that are not exercised as of December 31, 2012, shall automatically expire. The exercise price for such options is $0.56 per share.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1 Executive Separation and Rlease of Claims Agreement dated February 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      February 7, 2011

BRAZIL GOLD CORP.

By:  /s/ PHILLIP JENNINGS
Name:                      Phillip Jennings
Title:                      President